UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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☐	Soliciting Material Pursuant to §240.14a-12.
S1 Corporation

(Name of Registrant as Specified In Its Charter)

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S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

April 9, 2010
To the Stockholders of S1 Corporation:
     You are cordially invited to attend the 2010 Annual Meeting of Stockholders of S1 Corporation. Our Annual Meeting will be held on Monday, May 24, 2010, at 11:00 a.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092.
     We describe in detail the actions we expect to take at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and proxy statement. We also have made available a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. We encourage you to read the Form 10-K, which includes information on our operations, products and services, as well as our audited financial statements.
     This year we will be using the “Notice and Access” method of providing proxy materials to you via the Internet as prescribed by the Securities and Exchange Commission. We believe that this process should provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about April 13, 2010, we will mail to many of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and the Form 10-K and vote electronically via the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials. We will not be mailing the Notice to stockholders who previously elected either to receive notices and access the proxy materials and vote completely electronically via the Internet or to receive paper copies of the proxy materials.
     Please use this opportunity to take part in our corporate affairs by voting on the business to come before the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “Voting by Proxy Holders” in the proxy statement for more details. Voting electronically or returning your proxy does NOT deprive you of your right to attend the Annual Meeting and to vote your shares in person for the matters acted upon at the Annual Meeting.
     We look forward to seeing you at the Annual Meeting.

By order of the Board of Directors,

JOHN W. SPIEGEL
Chairman of the Board

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 24, 2010

April 9, 2010
To the Stockholders of S1 Corporation:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of S1 Corporation will be held on May 24, 2010, at 11:00 a.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, for the following purposes:
1.	Election of Directors. To elect three directors to each serve for a three-year term expiring in 2013 (Proposal 1);

2.	Ratification of Appointment of Independent Registered Public Accounting Firm. To ratify the selection of the independent registered public accounting firm for the fiscal year ending December 31, 2010 (Proposal 2); and

3.	Other Business. To transact any other business that properly comes before the Annual Meeting or any adjournments of the Annual Meeting.
     If you held shares of our common stock at the close of business on March 31, 2010, you are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting.
     If you have any questions or need assistance in voting your shares, please contact the undersigned at the above address and telephone number.

By order of the Board of Directors,

GREGORY D. ORENSTEIN
Senior Vice President Corporate Development, Chief Legal Officer and Secretary

IT IS IMPORTANT THAT YOU VOTE PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES USING THE INTERNET OR THE TOLL-FREE TELEPHONE NUMBER OR BY MAIL.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 24, 2010: This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, is available on the Internet at www.proxyvote.com by following instructions on the Notice of Internet Availability mailed to you on or about April 13, 2010.

S1 CORPORATION
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

S1 CORPORATION
705 Westech Drive
Norcross, Georgia 30092
(404) 923-3500

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 24, 2010

Solicitation, Voting and Revocability of Proxies
     This proxy statement is being sent to holders of the common stock of S1 Corporation, a Delaware corporation, as part of the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders to be held on May 24, 2010, at 11:00 a.m., local time, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092, and at any adjournments of the Annual Meeting. This proxy statement and a proxy form are first being distributed to stockholders on or about April 13, 2010. In this proxy statement, when we use the terms “S1 Corporation”, “S1”, “Company”, “we”, “us” and “our,” we mean S1 Corporation, a Delaware corporation, and its subsidiaries.
     The Annual Meeting has been called to vote on the election of three director nominees to each serve for a three-year term, to ratify the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2010, and to transact any other business that properly comes before the Annual Meeting or any adjournments of the Annual Meeting.
     If you vote by the proxy we are soliciting, your shares will be voted in accordance with the instructions listed on the proxy card. Executed but unmarked proxies will be voted FOR the election of the Board’s director nominees and FOR the ratification of our independent registered public accounting firm. Except as set forth in this proxy statement, our Board of Directors does not know of any other matters that are to come before the Annual Meeting other than procedural matters related to the conduct of the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy card will vote the shares represented by your proxy on those other matters as determined by our Board of Directors.
     You may revoke a proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that you previously submitted, or a properly executed proxy card bearing a later date, to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, by re-voting by telephone or on the Internet, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting alone will not revoke a proxy, unless the stockholder actually votes in person at the Annual Meeting.
     We will pay the cost of soliciting proxies for the Annual Meeting. In addition to using the mail, our directors, officers and employees may solicit proxies personally, by telephone or by fax. We will not pay additional compensation to our directors, officers or employees for these services. We also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, the beneficial owners of those shares and will reimburse these holders for the reasonable expenses they incur for these efforts.
     The Board of Directors has appointed an inspector of election to tabulate stockholder votes at the Annual Meeting.

Internet Availability of Proxy Materials
     Under the rules adopted by the Securities and Exchange Commission (“SEC”), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials on the Internet. The Notice of Internet Availability also instructs you as to how you may access your proxy card to vote on the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability. The Notice of Internet Availability will be mailed to stockholders on or about April 13, 2010.
Who Can Vote
     The Board of Directors has fixed the close of business on March 31, 2010 as the record date for the determination of our stockholders who are entitled to notice of and to vote at the Annual Meeting (the “Record Date”). Each share of common stock that you owned as of the Record Date entitles you to one vote on all matters that properly come before the Annual Meeting. There is no cumulative voting of shares. Only shares of our common stock held of record as of the close of business on the Record Date can be voted at the Annual Meeting. On March 31, 2010, there were 52,704,632 shares of common stock eligible to be voted at the Annual Meeting.
Required Vote
     In order to carry on the business of the Annual Meeting, we must have a quorum. The holders of 17,568,211 shares, or one-third of the total number of shares of common stock eligible to be voted on March 31, 2010, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the presence of a quorum at the Annual Meeting. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Broker non-votes will not be counted as a vote cast or entitled to vote on any matter presented at the Annual Meeting. If there is a quorum, a plurality of the votes cast is required to elect our director nominees. For all other proposals, a matter is approved if the number of votes cast “for” the proposal exceeds the number of votes cast “against”.
Voting Your Shares
     If your voting stock is held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from that person or entity that you must follow in order to have your shares of common stock voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the auditors (Proposal 2), the broker may vote your shares in its discretion. For all other proposals, including the election of directors (Proposal 1), the broker may not vote your shares at all.
     If you hold your voting stock in your own name and not through your broker or another nominee, you may vote your shares of stock at the Annual Meeting or by proxy in one of three ways:
•	By using the Internet website and instructions listed on the Notice of Internet Availability of Proxy Materials and on the proxy card;

•	By using the toll-free telephone number listed on the Notice of Internet Availability of Proxy Materials and on the proxy card; or

•	By requesting a hard copy of proxy materials via the instructions listed on the Notice of Internet Availability of Proxy Materials and on the proxy card. Upon receiving the proxy materials, you must sign, date and mail the proxy card in the enclosed postage-paid envelope.
     Whichever of these methods you select to transmit your instructions, the proxy holders will vote your shares in accordance with those instructions. If you return a proxy without specific voting instructions, your proxy will be voted by the proxy holders as recommended by the Board of Directors.

     Vote by Internet. If you hold your voting stock in your own name and not through your broker or another nominee, you can choose to vote via the Internet. The website for Internet voting is printed on the Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day until 11:59 p.m. (E.T.) on May 23, 2010. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote on the Internet, you can also request electronic delivery of future proxy materials. If you vote on the Internet, please note that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, for which you will be responsible. If you vote via the Internet, you do not need to return your proxy card.
     Vote by Telephone. If you hold your voting stock in your own name and not through your broker or another nominee, you can vote by telephone by following the instructions provided on the Internet voting site, or if you requested proxy material, by following the instructions provided with your proxy material and on your proxy card. Telephone voting is available 24 hours a day until 11:59 p.m. (E.T.) on May 23, 2010. Easy-to-follow voice prompts allow you to vote your shares of stock and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders by using individual control numbers. If you vote by telephone, you do not need to return your proxy card.
     Vote by Mail. If you elected to receive printed proxy materials by mail, you may choose to vote by mail by marking your proxy card or voting instruction card, dating and signing it, and returning it to Broadridge Financial Solutions, Inc. in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card or voting instruction card to S1 Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Please allow sufficient time for mailing if you decide to vote by mail.
     Voting at the Annual Meeting. The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the Annual Meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.
     The shares voted electronically or represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting.
Revoking Your Proxy
     You may revoke your proxy at any time prior to the close of voting at the Annual Meeting by doing any one of the following:
•	complete, sign, date and submit another proxy (a properly executed, valid proxy will revoke any previously submitted proxies);

•	provide written notice of the revocation to our Corporate Secretary; or

•	attend the meeting and vote in person.
Delivery of Voting Materials to Stockholders Sharing an Address
     To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement, our annual report or Notice of Internet Availability of Proxy Materials, as applicable, to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement, annual report or Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request by writing to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092, or calling 404-923-3500. Stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Receiving More Than One Notice or Proxy Card
     If you receive more than one Notice of Internet Availability of Proxy Materials, it generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive.
Information Concerning Competing Solicitations
     Management is not aware of any competing proxy solicitations.
PROPOSAL 1: ELECTION OF DIRECTORS
     At the Annual Meeting, three directors will be elected to each serve for a three-year term. The Corporate Governance and Nominating Committee of S1 has recommended Johann Dreyer, M. Douglas Ivester and Edward Terino for nomination to the Board. Unless otherwise instructed on a proxy card, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy FOR the election as directors of the persons named as nominees. The Board of Directors believes that the nominees will stand for election and will serve if elected as directors. If, however, a nominee fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. If there is a quorum at the Annual Meeting, the director nominees will be elected by a plurality of the votes cast and entitled to vote at the meeting. There are no cumulative voting rights for the election of directors.
     Our amended and restated certificate of incorporation provides for the Board of Directors to be divided into three classes. The terms of office of only one class of directors expires each year, and directors are elected for terms of three years and until their successors are elected and qualified. Our amended and restated bylaws provide that there are to be between four and fifteen directors, with the number of directors determined by resolution of the Board of Directors. Pursuant to a resolution of the Board, the size of our Board currently is eight and we currently have seven directors.
     A brief biography for each director nominee appears below followed by a brief biography for each director continuing to serve on the Board after the Annual Meeting. In addition, certain individual qualifications and skills of all of our directors that contribute to the Board’s effectiveness as a whole are described below. Following the biographies of our directors, the section entitled “Executive Officers” contains a brief biography for each of S1’s non-director executive officers. Although the biographies of S1’s non-director executive officers are presented under the section entitled “Proposal 1,” no action with respect to S1’s non-director executive officers is sought from, or is to be taken by, the stockholders. The biographies of S1’s non-director executive officers are presented under this section merely for convenient reference.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF ITS DIRECTOR NOMINEES

Information as to Our Directors and Executive Officers
     The following table presents information about our director nominees, continuing directors and executive officers, including their ages as of December 31, 2009, the periods during which they have served as one of our directors, and positions currently held with us.

	Age at
	December 31,	Director	Expiration
Name	2009	Since	of term	Position held with S1

Director Nominees:

Johann Dreyer	51	2006	2010	Chief Executive Officer and Director (Principal Executive Officer)
M. Douglas Ivester	62	2001	2010	Director
Edward Terino	56	2007	2010	Director

Continuing Directors:
John W. Spiegel	68	2004	2012	Director and Chairman of the Board
Ram Gupta	47	2005	2011	Director
Thomas P. Johnson, Jr.	69	2005	2012	Director
Gregory J. Owens	49	2003	2011	Director

Executive Officers:
Paul M. Parrish	48	—	—	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Gregory D. Orenstein	40	—	—	Senior Vice President Corporate Development, Chief Legal Officer and Secretary
Jan Kruger	47	—	—	Group President
Pierre Naude	51	—	—	Group President
Francois van Schoor	46	—	—	Group President
Director Nominees
     Johann J. Dreyer was appointed Chief Executive Officer and Director of the Company in November 2006. From October 2005 to November 2006, he served as President of the Company’s Community Financial, International Retail Banking, and Global Payments business. From November 2004 until October 2005, Mr. Dreyer served as Chief Executive Officer of Mosaic Software, one of our wholly owned subsidiaries. Prior to the acquisition of Mosaic by S1 in November 2004, Mr. Dreyer served as Group CEO of Mosaic from February 2002 until November 2004. Mr. Dreyer was one of the founders of Mosaic and served as CEO of Mosaic and its predecessor companies beginning in 1992. Mr. Dreyer has a B.Commerce degree in Computer Science and Economics and a B.Commerce (Hons) degree in Computer Science from the University of Stellenbosch, Western Cape, South Africa. Mr. Dreyer also serves as a director of Hypercom Corporation. We believe that Mr. Dreyer’s long career in, and deep understanding of, the financial services software industry well qualifies him to serve on our Board.
     M. Douglas Ivester has served as a director since 2001. Currently, Mr. Ivester is President of Deer Run Investments, LLC, a private investment concern. From 1997 until 2000, Mr. Ivester was Chairman of the Board and Chief Executive Officer of The Coca-Cola Company. Mr. Ivester spent more than 20 years with The Coca-Cola Company and held such positions as Chief Financial Officer, President and Chief Operating Officer where he was responsible for running the company’s global enterprise. Mr. Ivester also serves as a director of SunTrust Banks and previously served as a director of Georgia-Pacific Corporation. We believe that Mr. Ivester’s business career, including serving as Chairman, Chief Executive Officer and Chief Financial Officer of a large, publicly traded company, and his service as the lead director of another public company, well qualifies him to serve on our Board.

     Edward Terino has served as a director since 2007. Currently, Mr. Terino is President of GET Advisory Services, LLC, a strategic and financial management consulting firm focused on the technology and maritime industries. From 2005 until December 2008, Mr. Terino served as the Chief Executive Officer and Chief Financial Officer of Arlington Tankers Ltd, an international seaborne transporter of crude oil and petroleum products, where he successfully led the merger of Arlington with General Maritime Corporation in late 2008. From 1996 to 2005, Mr. Terino held Senior Vice President and Chief Financial Officer positions with several enterprise software companies including Art Technology Group, Inc., a provider of Internet-based e-commerce and customer service software focused on the Global 1000 market. Prior to Art Technology Group, Inc., Mr. Terino served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Applix, Inc., a provider of business intelligence software solutions. Mr. Terino also spent eleven years at Houghton Mifflin Company, a leading educational publisher in the U.S. in various senior financial management positions and nine years at Deloitte & Touche in their consulting services group. Mr. Terino was appointed to serve as a director of Phoenix Technologies Ltd. in November 2009 and Baltic Trading Limited in March 2010. We believe that Mr. Terino’s experience as an executive officer of several publicly traded companies, including as the Chief Financial Officer of two publicly traded software companies, well qualifies him to serve on our Board.
Continuing Directors
     John W. Spiegel has served as the Chairman of the Board of Directors of S1 since October 2006 and has served as a director since 2004. From 1985 until 2004, Mr. Spiegel served as Chief Financial Officer of SunTrust Banks, Inc. and was elected vice chairman of SunTrust in 2000. Prior to his retirement from SunTrust in 2005, Mr. Spiegel was an officer and director of various SunTrust subsidiaries. Mr. Spiegel also serves as a director of the Rock-Tenn Company, CPEX Pharmaceuticals, Inc., and Colonial Properties Trust and previously served as a director of Bentley Pharmaceuticals, Inc. and HomeBanc Corp. We believe that Mr. Spiegel’s business career, including serving as the Chief Financial Officer and Vice Chairman of a large, publicly traded financial institution, his experience as a director in other public companies, and his experience in the financial services industry well qualifies him to serve on our Board.
     Ram Gupta has served as a director since 2005. Mr. Gupta is currently a private investor. From 2005 to 2007, Mr. Gupta served as the President and CEO of Cast Iron Systems. From August 2000 through October 2004, Mr. Gupta served as Executive Vice President, Products and Technology for PeopleSoft, Inc., a provider of enterprise application software. From December 1997 until July 2000, Mr. Gupta was Senior Vice President and General Manager for Healtheon WebMD Corp, a provider of services that link physicians, consumers, providers and health plans online. Mr. Gupta is a director of Progress Software and Yodlee and previously served as a director of SourceForge, Inc. We believe that Mr. Gupta’s career in the software industry and his experience with a number of other Boards well qualifies him to serve on our Board.
     Thomas P. Johnson, Jr. has served as a director since October 2005. From 1997 until his retirement in June 2005, Mr. Johnson was President and CEO of the Bank Administration Institute (BAI), a leading banking professional organization. From 1995 until 1997, Mr. Johnson was Executive Vice President, Retail Banking for Boatmen’s Bancshares Inc., which was sold to the Bank of America. From 1985 until 1995, Mr. Johnson was Chief Retail Banking Executive for Barnett Banks, Inc. We believe that Mr. Johnson’s experience in the financial services industry and his experience with a number of other Boards well qualifies him to serve on our Board.
     Gregory J. Owens has served as a director since 2003. Since 2007, Mr. Owens has served as Chief Executive Officer and Chairman of the Board of IronPlanet, Inc., an online auction company for used construction and agricultural equipment. From 2006 to 2007, Mr. Owens served as Managing Director at RedZone Capital, a Washington, D.C. private equity firm focused on turning around and growing under-performing companies. From 1999 to 2004, Mr. Owens served as Chief Executive Officer and President of Manugistics Group, Inc., a supply chain management company, and as its Chairman of the Board from 2004 until 2005. Mr. Owens also previously served as a director of Serena Software. We believe that Mr. Owens’ experience in the software industry, including serving as the Chairman and Chief Executive Officer of a publicly traded software company, well qualifies him to serve on our Board.
Executive Officers
     Paul M. Parrish was appointed Chief Financial Officer of the Company in January 2009. Mr. Parrish joined the Company from Infor Global Solutions, a global enterprise software company, where he served as Senior Vice President, Controller and Principal Accounting Officer from January 2008 to December 2008. Prior to this role, Mr. Parrish spent ten years at the John H. Harland Company where he served in various roles including Senior Vice President of Finance, Information Technology and Chief Financial Officer of their Printed Products Division, and Vice President and Chief Financial Officer of the Software and Services Division. A Certified Public Accountant, Mr. Parrish spent more than 13 years at Deloitte and Touche. Mr. Parrish has a B.S. in Accounting from Auburn University.

     Gregory D. Orenstein has served as Senior Vice President Corporate Development, Chief Legal Officer and Secretary of the Company since May 2007. Mr. Orenstein was our Senior Vice President, Corporate Development and Corporate Services from July 2005 to April 2007, Vice President, Office of the Chief Executive Officer and Corporate Development from August 2002 to July 2005, and Senior Director, Corporate Development from March 2000 to August 2002. Prior to joining the Company in March 2000, Mr. Orenstein was an associate in the technology practice group at the law firm of Alston & Bird, LLP. Mr. Orenstein has a J.D. degree from Emory University School of Law and a B.A. in Psychology from the University of Maryland.
     Jan Kruger was appointed President of the Company’s global large financial institutions business in November 2007. Prior to his appointment, Mr. Kruger served as President of the Company’s Postilion business beginning in November 2006. Mr. Kruger also served as Vice President and General Manager of Europe and Middle East operations following the Company’s acquisition of Mosaic Software in November 2004 through November 2006. Mr. Kruger joined Mosaic Software in February 2001 as Chief Financial Officer and in May 2002, he also assumed the role of General Manager for Mosaic’s Europe and Middle East regions. Prior to joining Mosaic Software, Mr. Kruger was a partner at PricewaterhouseCoopers LLP. Mr. Kruger is a Chartered Accountant (South Africa) and has a B.Accounting degree and a B.Accounting (Hons) degree from the University of Stellenbosch, Western Cape, South Africa.
     Pierre Naude has served as President of the Company’s U.S. branch and community financial business since January 2009. Prior to this role, Mr. Naude served as Senior Vice President and General Manager of the Company’s Postilion Americas business beginning in 2005. Nr. Naude joined the Company in 2005 from Unisys, where he fulfilled the roles of Managing Partner, Global Channels and Alliances, and Vice President and General Manager, Asia Pacific for Global Infrastructure Services. Mr. Naude has a B.S. degree in Management and Finance from Upper Iowa University.
     Francois van Schoor has served as President of the Company’s global payments business since January 2009. Prior to this role, Mr. van Schoor was Senior Vice President and General Manager in our Postilion payments business beginning in December 2006. Mr. van Schoor joined Mosaic Software in 1997 and held the positions of General Manager Africa from January 1997 to December 2000 and General Manager Asia-Pacific from January 2001 to June 2005. Following the Company’s acquisition of Mosaic in November 2004, Mr. van Schoor also assumed responsibility for the Company’s Asia-Pacific operations. Mr. van Schoor has a B. Engineering degree from the University of Stellenbosch, Western Cape, South Africa and a MBA from the University of Cape Town’s Graduate School of Business (South Africa).
Board of Directors and Corporate Governance
Independence of the Board
     The Board of Directors has determined that all of our directors and director nominees, except Mr. Dreyer, are independent as defined by the NASDAQ Stock Market rules. Mr. Dreyer is not considered independent because he serves as our Chief Executive Officer. The Board based these determinations primarily on a review of the responses the directors and director nominees provided to questions regarding employment and compensation history, affiliations and family and other relationships, and based on discussions with the directors and director nominees. The Board considers a number of factors in determining the independence of our directors and director nominees, including the listing requirements of the NASDAQ Stock Market, other board or executive positions held, the absence of any relationships with S1 or its management, and any potential related party transactions. The Audit, Corporate Governance and Nominating, Compensation, and Strategic Planning Committees are comprised solely of independent directors.
Board Leadership Structure
     We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of our Company. The role of the Chairman is to set the agenda for, and preside over, Board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of our Company, serving as a leader to the management team, and formulating corporate strategy. Mr. Spiegel, as an independent director and our Chairman, brings experience, oversight and expertise from outside our Company and industry, while Mr. Dreyer, as a director and our Chief Executive Officer, brings company and industry-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and strategy.

Board of Director’s Role in Risk Oversight
     Our Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. Various committees of the Board also have responsibility for risk management. In particular, the Audit Committee oversees the Company’s risk management programs and supervises the Company’s risk oversight function. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s compensation plans and arrangements. The Corporate Governance and Nominating Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure, and corporate governance. The Strategic Planning Committee analyzes risks associated with the Company’s strategic business plans, including plans related to potential acquisitions. In addition, the Board manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports.
Risk Assessment Disclosure
     We have reviewed our material compensation programs and have concluded that they are not reasonably likely to have a material adverse effect on the Company. We believe that our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term and contain design features that mitigate the likelihood of encouraging excessive risk-taking behavior. Specifically, these features include:
•	a balance of fixed and variable compensation, with variable compensation tied to both short-term objectives and the long-term value of our stock price;

•	reasonable goals and objectives in our cash incentive plan; and

•	the Compensation Committee’s and management’s ability to exercise downward discretion in determining payout amounts under our cash incentive plan.
In addition, the Compensation Committee has included a clawback provision in our 2010 variable cash incentive plan that allows the Company to recapture awards in certain circumstances to further reduce incentives to incur excessive risk.
Board Meetings
     During 2009, our Board of Directors met seven times, with each director that was serving attending at least 75% of the aggregate of the total number of meetings (1) of the Board of Directors held during the period that the director served, and (2) held by all Committees of the Board on which the director served during the period that he served. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. All of our directors attended last year’s Annual Meeting except for Mr. Dreyer.
Committees of the Board of Directors
     The Board has four standing Committees. The table below shows the number of Committee meetings conducted in 2009 and the directors who currently serve on these Committees. Each of the Committees listed below has a written charter. All of the Company’s Committee charters are available online at www.s1.com in the Investor Relations section or in paper form upon request to the Company’s Corporate Secretary. The chair of each Committee determines the frequency and agenda of Committee meetings. The functions of the Committees are described in the paragraphs following the table.

Board Committees
		Corporate Goverance		Strategic
Director	Audit	and Nominating	Compensation	Planning
John W. Spiegel		X
Ram Gupta		X		X
M. Douglas Ivester	X		X (Chair)
Thomas P. Johnson, Jr.	X		X	X (Chair)
Gregory J. Owens		X (Chair)	X	X
Edward Terino	X (Chair)		X
Johann Dreyer

2009 Meetings	8	4	4	3

     Audit Committee. The Board of Directors has appointed an Audit Committee. All members of the Audit Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. Mr. Terino has been designated by the Board of Directors as the Audit Committee’s “financial expert,” as provided in the Sarbanes-Oxley Act of 2002 and the related SEC regulations. The Audit Committee reviews the scope of the independent annual audit, periodic filings and the independent accountants’ assessment concerning the effectiveness of our internal financial and accounting controls and any response by management to that assessment. In addition, the Audit Committee reviews internal audit plans and meets with our internal auditors to discuss financial and accounting controls. The Audit Committee also monitors the financial condition of the Company, oversees the sources and uses of cash and investments, oversees the budget process, reviews the financial policies of the Company, and oversees the Company’s risk management function, which includes risk assessments and information security governance.
     Corporate Governance and Nominating Committee. The Board of Directors has appointed a Corporate Governance and Nominating Committee that is responsible for selecting nominees for election as directors, recommending the size of our Board and Committees, reviewing the Company’s corporate governance policies, and recommending changes to the Board. All members of the Corporate Governance and Nominating Committee are independent as defined by NASDAQ Stock Market rules and applicable securities laws.
     Compensation Committee. The Board of Directors has appointed a Compensation Committee that reviews executive compensation. All members of the Compensation Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. The Compensation Committee has the responsibility of reviewing and approving the compensation of key management positions such as our CEO and his direct reports, as well as each of the other executive officers of the Company. The Compensation Committee administers the Company’s equity incentive programs and makes recommendations to the Board of Directors regarding equity awards to our executive officers and other employees.
     The Compensation Committee consults with our CEO, Mr. Dreyer, with respect to the types and amounts of compensation to be paid to his direct reports (including each of the Named Executive Officers, as set forth in the Summary Compensation Table below) and generally delegates the compensation of employees below the senior executive level to management. For a discussion of Mr. Dreyer’s recommendations with respect to each Named Executive Officer’s (other than himself) compensation amounts, see the Compensation Discussion and Analysis. The Compensation Committee also reviews the compensation of our executive officers at least annually to ensure that compensation is in line with market practices, changes in responsibilities of the executives, performance of the Company, and satisfaction of personal objectives. The annual review typically occurs in the second quarter each year. In 2009, the Company retained an outside compensation consultant, Radford, an Aon Consulting Company (“Radford”), to assess the Company’s non-employee Director compensation practices and provide recommendations to the Compensation Committee. In connection with this assessment, Radford reviewed and evaluated our Director compensation practices and the director compensation practices of a peer group of companies and provided data and analysis to assist the Compensation Committee in structuring our Director compensation program. For more information on the Compensation Committee’s compensation decisions with respect to our Named Executive Officers during 2009, see the Compensation Discussion and Analysis below.

     Strategic Planning Committee. The Board of Directors has appointed a Strategic Planning Committee to review long-term planning for the Company. All members of the Strategic Planning Committee are independent as defined by the NASDAQ Stock Market rules and applicable securities laws. The Strategic Planning Committee is tasked with working with management to assist in developing and reviewing strategic business plans, including but not limited to, plans related to mergers and acquisitions, product development, sales execution, deployment of resources, international strategies, and the rationalization of existing businesses.
Director Nomination Process
     The Board of Directors seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Company maintains a standing Corporate Governance and Nominating Committee, comprised solely of independent directors, that is responsible for (i) identifying individuals qualified to become Board members, (ii) recommending that the Board select director nominees for the next annual meeting of stockholders, (iii) filling any vacancies on the Board, and (iv) considering and making recommendations to the Board concerning the size and composition of the Board. Pursuant to the Company’s Corporate Governance and Nominating Committee Charter (the “Governance Charter”) and the Corporate Governance Guidelines (the “Guidelines”), director nominees shall (i) have the highest personal and professional integrity, (ii) have demonstrated exceptional ability and judgment, and (iii) be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Company and its stockholders. The Governance Charter and Guidelines also provide that in selecting director nominees, the candidate’s qualifications as independent and their skills, knowledge, perspective, broad business judgment and leadership, relevant specific industry or regulatory affairs knowledge, business creativity and vision, experience, age and diversity, all in the context of an assessment of the perceived needs of the Board at that time, should be assessed. Although the Governance Charter and Guidelines provide that diversity should be assessed in selecting director nominees, the practice of assessing diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills, has not been formalized into a written policy. You may access the Governance Charter and Guidelines on our website at www.s1.com under the headings “Investor Relations.”
     The Board delegates the director nominee screening process to the Corporate Governance and Nominating Committee, which receives direct input from other Board members. Potential candidates are identified by recommendations from several sources, including incumbent directors, management, and stockholders. The Corporate Governance and Nominating Committee employs the same process for evaluating all candidates, including those submitted by stockholders. Evaluations of potential candidates generally involve a review of the candidate’s background and credentials by the Committee, interviews with members of the Committee, the Committee as a whole, or one or more other Board members, and discussions of the Committee and the Board. The Committee then recommends candidates to the full Board which, in turn, selects candidates to be nominated for election by the stockholders or to be elected by the Board to fill a vacancy.
Process for Submitting Recommendations and Nominations
     Our amended and restated bylaws permit stockholders eligible to vote at the Annual Meeting to make nominations for directors, but only if their nominations are made by timely notice in writing to our Secretary. As set forth in the bylaws, a stockholder must notify us in writing of a proposed nominee, by notice delivered to or mailed and received at the principal executive offices of the Company. For purposes of the Annual Meeting, notice must be received not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s meeting; provided, however, that in the event that the date of the Annual Meeting is more than 60 days prior to or more than 60 days after such anniversary date, and less than 60 days notice or prior public disclosure of the date of the Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. Each stockholder’s notice must contain the following information: (a) as to each nominee, (i) all information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (ii) the name, age, business address and residence address of such person, (iii) the principal occupation or employment of such person, and (iv) the class and number of shares of the Company beneficially owned by such person; and (b) as to the stockholder giving notice (i) the name and address, as they appear in the Company’s books, of such stockholder, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder, and (iii) any material interest of the stockholder in such matter. Only persons who are nominated in accordance with the procedures set forth in our amended and restated bylaws shall be eligible for election as directors.

Stockholder Matters
     Disclosure. We have established a Financial Disclosure Committee, comprised of executives and senior managers who are actively involved in the disclosure process, to specify, coordinate and oversee the review procedures that we use each quarter, including at fiscal year end, to prepare our periodic and current SEC reports.
     Equity Plans. It is our practice, and as required by NASDAQ, to obtain stockholder approval before implementing, or making material amendments to, our equity compensation plans. The S1 Corporation 2003 Stock Incentive Plan, as Amended and Restated Effective February 26, 2008, was approved by our stockholders and is currently the only equity compensation plan open to future grants of equity awards.
     Communications with the Board. Stockholders of S1 may communicate with an individual director or the Board of Directors as a group via U.S. Postal mail directed to: John W. Spiegel, Chairman of the Board, c/o Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, GA 30092. Please clearly specify in each communication the applicable addressee or addressees you wish to contact. All such communication will be forwarded to the intended director or the Board as a whole.
Code of Ethics
     The Board has adopted a Code of Ethics that applies to all of our employees (including officers) and directors. The Code of Ethics is available online at www.s1.com in the Investor Relations section or in paper form upon request to the Company’s Secretary.

Director Compensation
     In 2009, our non-employee directors were compensated with cash payments, stock options and restricted stock awards. Cash compensation varies among the non-employee directors based on the positions held and the number of Board and Committee meetings attended. Directors who are employees receive no additional compensation for serving on the Board or its Committees. Director compensation is typically reviewed annually. To assist the Company with its annual review in 2009, the Company retained an outside compensation consultant to review our compensation arrangement for non-employee members of our Board of Directors.
     The table below summarizes the compensation for each of our non-employee directors during 2009.

	Fees Earned or	Stock Awards	Option Awards	Total
Name	Paid in Cash ($)(1)	($)(1)(2)	($)(1)(2)	($)
John W. Spiegel	$142,000	$42,720	$30,440	$215,160
Ram Gupta	61,500	42,720	30,440	134,660
M. Douglas Ivester	74,000	42,720	30,440	147,160
Thomas P. Johnson, Jr.	79,500	42,720	30,440	152,660
Gregory J. Owens	73,000	42,720	30,440	146,160
Edward Terino	77,500	42,720	30,440	150,660

(1)	Our annualized compensation arrangement for non-employee members of our Board of Directors during 2009 was as follows:

	Fee Structure
	January 2009 to	June 2009 to
	June 2009 (a)	December 2009

Annual retainer (Board Chairman)	$150,000	$100,000
Annual retainer (excluding Board Chairman)	20,000	35,000
Board meeting attended (in person)	2,000	2,000
Board meeting attended (by phone)	1,000	2,000
Audit Committee annual chair retainers	20,000	20,000
Corporate Governance and Nominating Committee, Strategic Planning Committee and Compensation Committee annual chair retainers	20,000	15,000
Committee meeting attended (in person)	1,500	1,500
Committee meeting attended (by phone)	1,000	1,500
Annual Yodlee Board representation retainer (b)	20,000	15,000

	# of Shares (c)	# of Shares (d)

Annual stock option grant	16,000	10,000
Annual restricted stock grant	3,000	6,000

(a)	These compensation arrangements were in effect until June 10, 2009.

(b)	As of December 31, 2009, we own approximately 14% of Yodlee. Ram Gupta, who serves as one of our directors, also serves as a member of Yodlee’s Board of Directors as the Company’s representative to the Yodlee Board.

(c)	Stock options and restricted stock grants vested quarterly starting in the second quarter of 2008 through January 1, 2009 and were granted on May 28, 2008 with a per share market price of $6.38.

(d)	Stock options and restricted stock grants vested quarterly starting July 1, 2009 through April 1, 2010 and were granted on June 11, 2009 with a per share market price of $7.12.

(2)	These amounts reflect the total grant date fair value for awards granted in 2009 and do not reflect actual compensation realized by our non-employee directors. The aggregate grant date fair value of restricted stock and options awards granted within the fiscal year was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for stock-based compensation as required by SEC regulations. The assumptions used in the valuations of the equity awards are explained in Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Directors’ Outstanding Equity Awards at Fiscal Year-End 2009
     The table below summarizes equity awards held by our directors on December 31, 2009. Option awards consist of options to purchase shares of stock and stock awards consist of restricted stock grants.

			Grant Date
	Total	Total	Fair Value of
	Option Awards	Stock Awards	Stock and
	Outstanding	Unvested	Option Awards
Name	(#)	(#)	($)
John W. Spiegel	111,000	3,000	$392,703
Ram Gupta	56,000	3,000	172,876
M. Douglas Ivester	176,000	3,000	887,703
Thomas P. Johnson, Jr.	56,000	3,000	172,876
Gregory J. Owens	121,000	3,000	406,353
Edward Terino	41,000	3,000	141,435
Compensation Committee Report
     The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for filing with the SEC and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Compensation Committee
M. Douglas Ivester (Chairman)
Thomas P. Johnson
Gregory J. Owens
Edward Terino

Compensation Discussion and Analysis
     This section provides information regarding the compensation program in place for our Chief Executive Officer, Chief Financial Officer and the three most highly-compensated executive officers other than the Chief Executive Officer and Chief Financial Officer as of December 31, 2009. Stephen M. Dexter, our former Corporate Controller and Principal Accounting Officer, served as our principal financial officer from August 2008 until January 12, 2009 when Mr. Parrish became our Chief Financial Officer and principal financial officer. Collectively, these individuals are referred to as our Named Executive Officers or “NEOs”.
Executive Summary
     The Compensation Committee believes that in 2009, the Company’s management team demonstrated its ability to execute well in challenging times, while continuing to make prudent investments for future growth. In 2009, S1 delivered solid financial results despite a difficult economic environment that impacted our business, which depends heavily on customers in the banking industry, as we increased revenue 5% to $238.9 million and Adjusted EBITDA (as defined below) 8% to $46.4 million.
     Our executive compensation program is designed to motivate our employees to achieve corporate goals that enhance stockholder value and enable the Company to attract and retain exceptionally talented employees. The Compensation Committee believes strongly in pay for performance, and the Committee continued to administer the executive compensation program in 2009 with the pay for performance philosophy firmly in mind as there were no increases in the base salaries of our NEOs. In order to further align the interests of our NEOs with those of our stockholders, compensation changes in 2009 were limited to the variable cash and long-term equity incentive components of total compensation.
Philosophy and Objectives of Our Compensation Program
     Our Compensation Committee is guided by the following four key principles in determining the compensation of our NEOs:
•	Accountability for Business Performance. Compensation should be tied in part to financial performance so that executives are held accountable through variable compensation for the performance of the business unit for which they are responsible or the organization as a whole. As discussed in the “Components of Executive Compensation” section below, the primary metric used to determine the amount of variable compensation paid is earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (“Adjusted EBITDA”). Each executive’s variable cash compensation is tied to the performance of this metric associated with the business unit they are responsible for or the overall performance of the Company.

•	Alignment with Stockholder’s Interests. Compensation should be tied in part to the Company’s stock performance through stock options, restricted stock and other equity awards to align executives’ interests with those of the Company’s stockholders. In determining the total amount to be granted annually to a NEO, the Committee generally considers a number of factors, including the amount of unvested stock based equity compensation grants already held by such NEO, dilution, number of shares of common stock outstanding, responsibility level, future potential, the overall performance of the Company, and the equity-based compensation awards for comparable positions of our peer group described below.

•	Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance. As part of the process of setting compensation for the NEOs, the Compensation Committee annually evaluates individual performance for the completed fiscal year. In connection with this individual performance evaluation, the Compensation Committee considers each NEO’s achievements in corporate or business unit leadership and management compared to past periods and the potential to develop favorably consistent achievements in the future, the NEO’s level of responsibility within the organization, and the NEO’s prior experience. In the case of our NEOs, other than the Chief Executive Officer, the Compensation Committee conducts its individual performance evaluation based in part on the subjective assessment provided by Mr. Dreyer, the Company’s Chief Executive Officer, with respect to each such NEO’s performance during the prior year. We do not apply formulas or assign these factors specific mathematical weights. Instead, the Compensation Committee’s decision-making process necessarily involves the Committee’s informed judgment and discretion with respect to individual executive performance in the context of many considerations and criteria, none of which are individually controlling.

•	Competition. Compensation should reflect the competitive nature of the software industry and the competitive market for exceptional talent, especially in upper level positions, so the Company can attract, retain, and motivate talented employees.
Components of Executive Compensation
     In 2008, the Company engaged a compensation consultant, Radford, to work with the Company to identify an appropriate peer group of companies. The Compensation Committee ultimately selected the following 24 publicly-traded companies:

ACI Worldwide	DealerTrack Holdings	Manhattan Associates	Radiant Systems
Advent Software	Eclipsys	MicroStrategy	Solera Holdings
Blackbaud	Epicor Software	MSC Software (1)	SPSS Inc. (1)
Bottomline Technologies	EPIQ Systems	Omniture (1)	Tier Technologies
Chordiant Software	Hypercom	Online Resources Corporation	The TriZetto Group (1)
CyberSource	Jack Henry & Associates	Pegasystems	Tyler Technologies

(1)	These companies were acquired subsequent to the selection of the peer group.
     These companies were selected because they were technology companies primarily focused on software, and had revenues between $200 million and $500 million, with the median revenue being approximately $277 million. Radford then gathered market data, including proxy data and data from its Radford Executive Survey, about the base salaries, annual cash incentive, and equity compensation provided by these peer group companies. As part of the annual review conducted by the Compensation Committee in May and June 2009, the Compensation Committee reviewed this information, along with compensation information provided by the Company’s human resources department, to assess the competitiveness of the compensation for our NEOs. The Compensation Committee does not target any specific element of compensation, or total compensation, to a specific point or range in the peer group data but uses the data as a factor in setting compensation levels. The other factors noted in our philosophy above may therefore drive target compensation levels that vary between each of our NEOs and from the range of compensation paid by the peer group companies.
     The main components of compensation paid to our NEOs in 2009 consisted of the following: base salary, variable cash incentive awards, and long-term equity incentive awards. Because NEOs are generally more able to affect the Company’s results, we believe that a significant portion of their pay should be linked to the Company’s overall performance. We do not have any formal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation, or among the different forms of non-cash compensation. Instead, the Compensation Committee determines what it believes to be the appropriate level and mix of the various compensation components based on recommendations from our Chief Executive Officer, company performance against stated objectives, individual performance, and overall comparisons to the above referenced peer group.
     Base Salary. Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. When establishing base salaries, the Compensation Committee considers the market data of compensation levels in the peer group, as well as a variety of other factors including the executive’s scope of responsibility, individual performance, prior employment experience and salary history, and our financial performance. The individual performance, as described above in key principles in determining compensation, is evaluated annually during our compensation review process. As part of the annual review conducted by the Compensation Committee in May and June 2009, the base salaries of our NEOs were not changed from the levels set in May 2008. Mr. Parrish was appointed as Chief Financial Officer in January 2009 with a base salary of $300,000.
     Cash Incentive Awards. Our NEOs are eligible for variable cash incentives primarily based on the achievement of specific financial (Adjusted EBITDA) objectives associated with the applicable business unit or overall results of the Company. The Compensation Committee believes that Adjusted EBITDA is the appropriate measure for determining cash incentive awards since our Company uses Adjusted EBITDA as a measure of operating performance to assist it in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance. We believe the Adjusted EBITDA targets for 2009 were set at challenging levels that required the Company to achieve strong revenue growth while controlling costs in order to meet the targets. We also believe that the Adjusted EBITDA targets were attainable if the Company had what we considered to be a successful year. Under the terms of the 2009 variable cash incentive plan, our NEOs were entitled to:
•	100% of their annual cash incentive target if they met their budgeted Adjusted EBITDA target;

•	Between 50% and 100% if they met or exceeded a minimum Adjusted EBITDA target but did not meet their budgeted Adjusted EBITDA target; and

•	Between 100% and 200% if they exceeded their budgeted Adjusted EBITDA target and performed up to a maximum Adjusted EBITDA target.
     Our NEOs are generally not entitled to any variable cash compensation if the applicable minimum Adjusted EBITDA target was not met and, regardless of the level of achievement above the maximum Adjusted EBITDA target, are not entitled to more that 200% of their annual cash incentive target. Adjusted EBITDA targets must have been met after full accrual of actual cash incentive awards. Additionally, notwithstanding the achievement of Adjusted EBITDA targets, cash incentive awards may be reduced for failing to achieve non-financial based objectives. Performance against financial based objectives was assessed at the end of each quarter based on year-to-date results once the Company’s financial results were prepared and approved. Based on the achievement of these objectives, cash incentive payments were made on a quarterly basis as follows: up to 12.5% of the annual cash incentive target amount following the first quarter, 17.5% following the second quarter, 30% following the third quarter, and 40% following the fourth quarter. Payments for the second through fourth quarters were net of any payments in prior quarters. Payments in excess of 100% of annual cash incentive targets that were earned as a result of exceeding budgeted Adjusted EBITDA targets were made following the close of the fiscal year once the Company’s final annual results had been prepared and approved.
     As part of the annual performance review conducted by the Compensation Committee in May and June 2009, effective July 1, 2009, the cash incentive targets of our NEOs, except for Mr. Dexter, were increased as follows: Mr. Dreyer from $260,000 to $375,000; Mr. Parrish from $150,000 to $160,000; Mr. Kruger from $225,000 to $245,000; Mr. Naude from $150,000 to $220,000; and Mr.van Schoor from $150,000 to $220,000. As these increases were not effective until July 1, 2009, the total 2009 annual cash incentive target for each NEO was the average of the two amounts. Mr. Dexter’s cash incentive target was not changed in 2009. In deciding to increase the cash incentive targets of our NEOs, the Compensation Committee considered the overall performance of the Company and business unit, as applicable, the cash incentive target levels for comparable positions in our peer group described above, compensation information provided by the Company’s human resources department, and the following individual performance achievements:
•	Johann Dreyer: under Mr. Dreyer’s strong leadership, the Company’s revenue and Adjusted EBITDA increased despite a challenging economic environment, customer satisfaction levels increased, and various product quality initiatives were implemented.

•	Mr. Parrish: since joining the Company in January 2009, Mr. Parrish demonstrated strong leadership of our finance organization, including quickly learning the details of our business, establishing strong relationships across the organization, and creating a new management financial reporting package.

•	Jan Kruger: Mr. Kruger demonstrated strong leadership in driving revenue growth in our large bank business unit, increasing customer satisfaction levels at certain key accounts, implementing a number of product quality initiatives, and reducing various business unit inefficiencies.

•	Pierre Naude: Mr. Naude demonstrated strong leadership in managing our community and regional banking business unit, improving customer relationships, strengthening the management team of this business unit, and mentoring various employees in the organization.

•	Francois van Schoor: Mr. van Schoor demonstrated strong leadership in driving strong revenue growth in our payments business unit and developing the members of the management team of this business unit.

     The following table summarizes, for each NEO other than Mr. Dexter (1), their annual variable cash incentive targets and the amounts they actually earned under our 2009 Management Incentive Plan:

		2009		2009
	Financial	Non-equity		Non-equity
	Target	Incentive	2009	Incentive
Executive Officers	Metric	Targets ($)	Achievement (%)	Compensation ($)
Johann Dreyer	Company	$317,500	79%	$251,714
Paul M. Parrish	Company	155,000	79%	122,884
Jan Kruger	Business Unit	235,000	12%	28,125 (2)
Pierre Naude	Business Unit	185,000	112%	206,685
Francois van Schoor	Business Unit	185,000	93%	172,110

(1)	In connection with his termination of employment in August 2009, Mr. Dexter was paid the unpaid portion of his fiscal year 2009 bonus pro-rated for the portion of the year during which he was employed by the Company. See the “Summary Compensation Table” below.

(2)	Compensation reflects the achievement of an annual variable cash incentive amount following the first quarter of 2009. Additional variable cash incentive amounts were not achieved during the remainder of 2009.
     We have adopted a cash incentive plan for 2010, updated to take the Company’s 2010 Adjusted EBITDA targets into account, that will operate in a similar manner as the plan did in 2009, except that the financial target metric for Messrs. Kruger, Naude and van Schoor will be based on the total Company financial target metric instead of a business unit metric to better align their compensation with the Company’s overall performance. In addition, the cash incentive plan for 2010 includes a clawback provision that allows the Company to recapture awards in certain circumstances.
     Long-Term Incentive Compensation. We use stock-based compensation awards, including service-based stock options, restricted stock, and stock appreciation rights, to provide long-term incentive compensation. The Compensation Committee endorses the position that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. The purpose of stock-based compensation awards is to provide an opportunity for the recipients to acquire or increase a proprietary interest in the Company, thereby creating a stronger incentive to expend maximum effort for our long-term growth and success, and encouraging recipients to remain in our employ. Consistent with the Company’s compensation philosophy as described above, individuals at higher levels received a greater proportion of total pay in the form of equity. Historically, stock based compensation awards were primarily granted in the form of options to purchase shares of our common stock. In 2006, we began issuing restricted stock awards and cash settled stock appreciation rights, in addition to stock options, in an effort to reduce the number of shares being issued under our equity incentive plan. In 2009, the Company placed a greater emphasis on restricted stock awards. One of the key reasons for this is the belief that restricted stock is a more predictable equity incentive than options or stock appreciation rights and therefore, more meaningful to the recipient. The Compensation Committee believes this could provide a greater long-term incentive for the recipient to remain with the Company through the vesting period.
     The Compensation Committee determined the size of the awards of equity-based compensation for our NEOs primarily to be at levels the Compensation Committee believed was appropriate to retain and motivate these executives in light of their individual performance and the performance of the Company. While our Compensation Committee does not formally “benchmark” awards or have formal guidelines regarding the amount of such awards, the Compensation Committee considered the overall performance of the Company and business unit, as applicable, the equity-based compensation awards for comparable positions of our peer group as described above, compensation information provided by the Company’s human resources department, the individual performance achievements of the NEOs described above, and, with respect to Mr. Dexter, his efforts serving as the Company’s principal financial officer. See the “Grants of Plan Based Awards in 2009” table below for information on the equity awards granted to the NEOs in 2009. The Board of Directors, upon the recommendation of the Compensation Committee, approved all equity awards granted by the Company in 2009. The grant date of these equity awards was the date of approval by the Board of Directors and the exercise price was the closing price of our common stock as of such date, except for equity awards granted to new hires, in which case the exercise price was the closing price of our common stock on their first day of employment.

     Perquisites. From time to time we provide executive perquisites that the Compensation Committee believes are reasonably consistent with its overall compensation program and are attractive components of the total pay package in hiring and retaining executives in key positions. These perquisites are described in the footnotes following the “Summary Compensation” table.
     Other Benefits. In addition to the compensation paid to our NEOs described above, NEOs, along with and on the same terms as other employees of the Company, receive certain benefits, including participation in our 401(k) Plan and matching contributions, medical, prescription, dental, disability, employee life, group life, accidental death or travel accident insurance benefits.
     Internal Revenue Code Sections 162(m) and 409A. Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) disallows publicly traded companies from receiving a tax deduction on compensation paid to executive officers in excess of $1 million (section 162(m) of the Code), unless, among other things, the compensation meets the requirements for performance-based compensation. The Compensation Committee considered the deductibility limit for compensation when awarding equity-based compensation beginning in fiscal 1999. Our 2003 Stock Incentive Plan, as Amended and Restated effective February 26, 2008, contains provisions to allow option grants, restricted stock grants and stock appreciation rights to qualify for an exemption from this limit. However, we may from time to time pay compensation to our senior executives that may not be deductible if there are non-tax reasons for doing so. For example, separation agreements with our executive officers may contain provisions for accelerated vesting of full value equity awards due to termination by the Company without cause or by the employee with good reason. As a result, for performance periods beginning on or after January 1, 2010, full value equity awards covered by any such accelerated vesting provision would not meet the criteria to qualify as performance-based compensation. We have also structured our executive compensation program with the intention that it comply with Section 409A of the Code which may impose additional taxes on our senior executives for certain types of deferred compensation that are not in compliance with Section 409A.

Executive Compensation Tables
Summary Compensation Table
     The following table sets forth the compensation earned by our NEOs in 2009.

				Stock	Option	Non-equity	All Other
Name and			Bonus	Awards	Awards	Incentive	Compensation
Principal Position	Year	Salary ($)	($)(1)	($)(2)(3)	($)(2)(3)	Compensation ($)	($)(4)(5)	Total ($)
Current Executive Officers
Johann Dreyer	2009	$415,000	$—	$1,424,000	$304,399	$251,714	$4,900	$2,400,013
Chief Executive Officer and Director	2008	395,000	—	638,000	642,803	242,780	4,500	1,923,083
	2007	375,000	—	—	—	307,132	4,500	686,632
Pul M. Parrish	2009	292,046	43,000	999,997	76,100	122,884	5,038	1,539,065
Chief Financial Officer
Jan Kruger	2009	325,000	—	356,000	91,320	28,125	4,900	805,345
Group President	2008	300,000	—	127,600	128,561	213,656	4,500	774,317
	2007	280,081	—	—	—	156,890	85,685	522,656
Pierre Naude	2009	250,000	—	256,320	54,792	206,685	4,900	772,697
Group President	2008	243,500	—	76,560	77,136	169,198	4,432	570,826
	2007	233,500	—	—	—	130,994	4,500	368,994
Francois van Schoor	2009	250,000	—	256,320	54,792	172,110	—	733,222
Group President	2008	240,000	—	102,080	102,848	255,000	—	699,928
	2007	220,653	—	—	—	128,416	39,605	388,674
Former Executive Officer
Stephen M. Dexter	2009	122,444	—	44,500	—	31,250	63,801	261,995
Vice President and	2008	177,000	—	—	38,568	42,132	2,164	259,864
Corporate Controller (6)

(1)	Mr. Parrish received a cash bonus of $43,000 in connection with his appointment as Chief Financial Officer.

(2)	Stock awards include restricted stock grants. Option awards include the granting of options to purchase shares of common stock. All options have an exercise price equal to the closing price of our common stock on the date of grant. Vesting dates are disclosed in the table “Outstanding Equity Awards at Fiscal Year-End 2009” and associated notes to the table.

(3)	These amounts reflect the total grant date fair value for awards granted in 2009 and do not reflect actual compensation realized by our NEOs. The aggregate grant date fair value of restricted stock and options awards granted within the fiscal year was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for stock-based compensation as required by SEC regulations. The assumptions used in the valuations of the equity awards are explained in Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(4)	With respect to amounts reported in 2009, consists of 401(k) matching contributions except for (i) Mr. Parrish, which also includes a $1,056 benefit reimbursement upon his hire, and (ii) Mr. Dexter, which also includes $61,667 paid pursuant to the terms of the Separation and Consulting Agreement. See “Separation and Consulting Agreement with Mr. Dexter” below.

(5)	The amounts shown in this column exclude medical, disability and certain other benefits received by NEOs that are generally available to all of our employees.

(6)	Mr. Dexter served as our principal financial officer until January 12, 2009. Mr. Dexter’s employment with the Company terminated in August 2009.
Grants of Plan-Based Awards in 2009
     The following table summarizes the non-equity incentive plan and equity awards granted to our NEOs during 2009.

					All Other	All Other
					Stock Awards:	Option Awards:
		Estimated Future Payouts			Number of	Number of	Exercise	Grant Date
		Under Non-Equity			Shares of	Securities	Base Price	Fair
		Incentive Plan Awards (1)			Stock or	Underlying	of Option	Value of Stock
	Grant	Thres-		Maximum	Units	Options	Awards	and Option
Name	Date	hold ($)	Target ($)	($)	(#)	(#)	($/Sh)	Awards ($)(2)
Current Executive Officers
Johann Dreyer (3)		$158,750	$317,500	$635,000
	6/11/2009				200,000			$1,424,000
	6/11/2009					100,000	$7.12	304,399
Paul M. Parrish (4)		77,500	155,000	310,000
	1/12/2009				143,266			999,997
	6/11/2009					25,000	7.12	76,100
Jan Kruger (5)		117,500 (6)	235,000	470,000
	6/11/2009				50,000			356,000
	6/11/2009					30,000	7.12	91,320
Pierre Naude (5)		92,500	185,000	370,000
	6/11/2009				36,000			256,320
	6/11/2009					18,000	7.12	54,792
Francois van Schoor (5)		92,500	185,000	370,000
	6/11/2009				36,000			256,320
	6/11/2009					18,000	7.12	54,792
Former Executive Officer
Stephen M. Dexter (7)		25,000	50,000	100,000
	6/11/2009				6,250			44,500

(1)	Amounts shown as estimated future payments under non-equity incentive plan awards are the target and maximum cash incentive each executive was eligible to receive under their respective 2009 plan. The actual amounts earned by each executive under the 2009 plan are reflected in the “Non-Equity Incentive Compensation” column of the Summary Compensation Table.

(2)	Aggregate grant date fair value of restricted stock and options awards granted within the fiscal year was determined in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for stock-based compensation as required by SEC regulations. These amounts reflect the total grant date fair value for awards granted in 2009 and do not reflect actual compensation realized by our NEOs. The assumptions used in the valuations of the equity awards are explained in Notes 2 and 11 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The restricted stock and stock options vest over three years with one-third vesting in June 2010, one-third in June 2011, and one-third in June 2012.

(4)	The restricted stock vests over four years with 25% vesting in January 2010, 25% in January 2011, 25% in January 2012, and 25% in January 2013. The stock options vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013.

(5)	The restricted stock and stock options vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013.

(6)	Mr. Kruger achieved the annual variable cash incentive amount following the first quarter of 2009. Additional variable cash incentive amounts were not achieved during the remainder of 2009.

(7)	Mr. Dexter’s employment with the Company terminated in August 2009 which resulted in the forfeiture of the restricted stock granted in 2009.
Outstanding Equity Awards at Fiscal Year-End 2009
     The table below summarizes equity awards held by our NEOs on December 31, 2009. Option awards consist of options to purchase shares of stock and stock appreciation rights. Stock awards consist of restricted stock grants.

	Option Awards				Stock Awards
					Number of	Market
	Number of	Number of			Shares or	Value of
	Securities	Securities			Units of	Shares or
	Underlying	Underlying			Stock	Units of
	Unexercised	Unexercised	Option		That	Stock That
	Options	Options	Exercise	Option	Have Not	Have Not
	(#)	(#)	Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (1)
Current Executive Officers
Johann Dreyer (2)	75,000	—	$8.97	12/24/2014
	150,000	—	4.15	11/8/2015
	450,189	—	4.86	11/1/2016
	125,000	125,000	6.38	5/28/2018
	—	100,000	7.12	6/11/2019
					250,000	$1,630,000
Paul M. Parrish (3)	—	25,000	7.12	6/11/2019
					143,266	934,094
Jan Kruger (4)	30,000	—	7.02	3/16/2015
	18,891	—	4.26	2/16/2016
	12,219	—	4.26	2/16/2016
	72,169	—	4.86	11/1/2016
	159,717 (8)	—	4.86	11/1/2016
	12,500	37,500	6.38	5/28/2018
	—	30,000	7.12	6/11/2019
					65,000	423,800
Pierre Naude (5)	12,500	—	3.75	10/7/2015
	53,744	—	4.15	11/8/2015
	87,170	—	4.86	11/1/2016
	100,000 (8)	—	4.86	11/1/2016
	7,500	22,500	6.38	5/28/2018
	—	18,000	7.12	6/11/2019
					45,000	293,400
Francois van Schoor (6)	15,000	—	7.02	3/16/2015
	20,000	—	4.15	11/8/2015
	65,377	—	4.86	11/1/2016
	159,717 (8)	—	4.86	11/1/2016
	10,000	30,000	6.38	5/28/2018
	—	18,000	7.12	6/11/2019
					48,000	312,960
Former Executive Officer
Stephen M. Dexter (7)	—	—	—	—	—	—

(1)	Based on the market closing price of $6.52 per share on December 31, 2009.

(2)	Mr. Dreyer’s 125,000 stock options expiring in May 2018 will vest in May 2010, and the 100,000 stock options expiring in June 2019 will vest over three years with one-third vesting in June 2010, one-third in June 2011, and one-third in June 2012. Of the 250,000 unvested shares of restricted stock, 200,000 shares will vest one-third in June 2010, one-third in June 2011, and one-third in June 2012, and the remaining 50,000 shares of restricted stock will vest in May 2010.

(3)	Mr. Parrish’s 25,000 stock options expiring in June 2019 will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013. The 143,266 shares of restricted stock will vest over four years with 25% vesting in January 2010, 25% in January 2011, 25% in January 2012, and 25% in January 2013.

(4)	Mr. Kruger’s 37,500 stock options expiring in May 2018 will vest over three years with one-third vesting in May 2010, one-third in May 2011 and one-third in May 2012, and the 30,000 stock options expiring in June 2019 will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013. Of the 65,000 unvested shares of restricted stock, 15,000 shares will vest over three years with one-third vesting in May 2010, one-third in May 2011, and one-third in May 2012, and 50,000 shares will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013.

(5)	Mr. Naude’s 22,500 stock options expiring in May 2018 will vest over three years with one-third vesting in May 2010, one-third in May 2011, and one-third in May 2012, and the 18,000 stock options expiring in June 2019 will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013. Of the 45,000 unvested shares of restricted stock, 9,000 shares will vest over three years with one-third vesting in May 2010, one-third in May 2011, and one-third in May 2012, and 36,000 shares will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013.

(6)	Mr. van Schoor’s 30,000 stock options expiring in May 2018 will vest over three years with one-third vesting in May 2010, one-third in May 2011, and one-third in May 2012, and the 18,000 stock options expiring in June 2019 will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013. Of the 48,000 unvested shares of restricted stock, 12,000 shares will vest over three years with one-third vesting in May 2010, one-third in May 2011, and one-third in May 2012, and 36,000 shares will vest over four years with 25% vesting in June 2010, 25% in June 2011, 25% in June 2012, and 25% in June 2013.

(7)	Mr. Dexter’s employment with the Company terminated in August 2009.

(8)	Represents stock appreciation rights that are settled in cash.
Option Exercises and Stock Vested in 2009
     The table below summarizes exercises by our NEOs, and the value realized upon exercise, of stock options, stock appreciation rights awards and the vesting of restricted stock in 2009.

	Option Awards		Stock Awards
	Number of shares	Value Realized	Number of shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Current Executive Officers
Johann Dreyer	—	$—	50,000	$336,000
Paul M. Parrish	—	—	—	—
Jan Kruger	—	—	5,000	33,600
Pierre Naude	133,428	282,138	3,000	20,160
Francois van Schoor	—	—	4,000	26,880

Former Executive Officer
Stephen M. Dexter (3)	27,500	45,175	—	—

(1)	Amounts reflect the difference between the exercise price and the market price at the time the stock options and stock appreciation rights were exercised.

(2)	Amounts reflect the market price at the time the restricted stock awards vested.

(3)	Mr. Dexter’s employment with the Company terminated in August 2009.
Potential Payments on Termination or Change in Control
     Pursuant to the terms of agreements with Messrs. Dreyer, Parrish, Kruger, Naude and van Schoor, they are entitled to compensation and/or vesting of equity awards in case of (i) termination by the Company without cause or by the executive with “good reason”, (ii) termination by the Company within two years after a “change in control” without cause or by the executive with good reason, (iii) a change in control, or (iv) death as disclosed below. A summary of the terms “cause”, “good reason”, and “change in control” follows:
•	“Cause” means:
•	the conviction of a felony, indictment by a grand jury (with respect to Messrs. Parrish, Kruger, Naude and van Schoor), or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its subsidiaries or any of their customers or suppliers;

•	conduct tending to bring the Company or any of its subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such subsidiary;

•	substantial and repeated failure to perform duties of the office held by the executive as reasonably directed by the Company (other than any such failure resulting from the executive’s incapacity due to injury or illness);

•	gross negligence or willful misconduct with respect to the Company or any of its subsidiaries that causes substantial and material injury to the business and operations of the Company or such subsidiary; or

•	any material breach of the executive’s Confidentiality, Non-Disclosure and Non-Solicitation Agreement with the Company.
•	“Good Reason” means:
•	a material reduction in the scope of the executive’s duties without his or her written consent; or

•	any requirement by the Company, without the written consent of the executive, that the executive relocate to a place more than 50 miles from Norcross, Georgia to perform his or her duties;

provided that in each of the circumstances set forth in the two immediately preceding bullet points (i) the executive provides written notice to the Company of such action, (ii) the Company does not remedy such action within thirty (30) days, and (iii) the executive resigns within thirty (30) days following the Company’s failure to remedy such action.
•	“Change in Control” means the earliest to occur of the following:
•	any person becomes the beneficial owner of 50% or more of the total number of voting shares of the Company;

•	any person (other than the persons named as proxies solicited on behalf of the Board) holds revocable or irrevocable proxies, as to the election or removal of two or more directors of the Company, for more than 50% of the total number of voting shares of the Company;

•	any person has commenced a tender or exchange offer, or entered into an agreement or received an option, to acquire beneficial ownership of more than 50% of the total number of voting shares of the Company;

•	there is a sale or other transfer of all or substantially all of the assets of the Company; or

•	as the result of, or in connection with, any cash tender or exchange offer, merger, or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Company before such transaction shall cease to constitute at least a majority of the Board or any successor corporation.

Notwithstanding the above, a “change in control” will not be deemed to have occurred under the second and third bullet points above if, within 30 days of such action, the Board (by a two-thirds affirmative vote of the directors in office before such action occurred) makes a determination that such action does not and is not likely to constitute a change in control of the Company.

     Termination by the Company without cause, by the executive with good reason, or within two years following a Change in Control (“CIC”). The following table summarizes the terms of agreements with Messrs. Dreyer, Parrish, Kruger, Naude and van Schoor with respect to termination by the Company without cause, by the executive with good reason, or within two years following a CIC.

Termination w/in two
	Termination w/o	years after CIC w/out
	cause or by executive	cause or by executive
	w/ good reason	w/ good reason

Johann Dreyer	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and vesting of equity awards that would have vested within 24 months of termination	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and full vesting of all equity awards

Paul Parrish	Salary and reimbursement of COBRA premiums for one year and a cash payment equal to the average bonus paid over the previous three years	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, and full vesting of all equity awards

Jan Kruger (1)	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years and reimbursement up to $100,000 for relocation expenses if required to leave the United States as a result of termination	Salary and reimbursement of COBRA premiums for one year, a cash payment equal to the average bonus paid over the previous three years, full vesting of all equity awards and reimbursement up to $100,000 for relocation expenses if required to leave the United States as a result of termination

Pierre Naude	Salary and reimbursement of COBRA premiums for one year	Salary and reimbursement of COBRA premiums for one year and full vesting of all equity awards

Francois van Schoor	Salary and reimbursement of COBRA premiums for one year	Salary and reimbursement of COBRA premiums for one year and full vesting of all equity awards

(1)	Reimbursement of relocation expenses only applies to termination without cause.
     Change in control without termination. Of our NEOs, only Mr. Dreyer has an agreement in place that is triggered solely by a change in control. His agreement provides for his unvested options and shares of restricted stock that do not, by their terms, become fully vested and exercisable as a result of the change in control to vest as of the date of the change in control in accordance with the formula set forth in the first bullet point below. Additionally, so long as Mr. Dreyer is continuously employed, certain of his remaining unvested options and shares of restricted stock will vest monthly as set forth in the second bullet point below. Any remaining unvested options and shares of restricted stock will vest in accordance with the terms as in effect before the change in control.
•	As of the date of the change in control, each such option and restricted stock grant shall become vested and exercisable to the extent of (A) two-thirds of the unvested shares multiplied by (B) a fraction, the numerator of which is the number of full calendar months between (i) the most recent date on which such option and restricted stock grant became vested and exercisable (the “Most Recent Vesting Date”) and (ii) the date of the change in control, and the denominator of which is the number of full calendar months between the Most Recent Vesting Date and the date on which such option and restricted stock grant would have become fully vested and exercisable as a result of his continued employment by the Company, assuming such employment continued (the “Remaining Vesting Term”); and

•	As of the end of each full calendar month commencing on or after the date of the change in control, so long as his continuous employment by the Company has not ended, each such option and restricted stock grant shall become vested and exercisable to the extent of two-thirds of the unvested shares divided by the number of full calendar months in the Remaining Vesting Term.
     Death. Our equity agreements generally provide that all unvested equity awards held by an NEO will vest upon the death of the NEO so long as the NEO has completed at least two years of continuous service with the Company. The agreements with our NEOs do not trigger any additional compensation upon the death of an NEO.

     Potential termination and change in control scenarios. We have used December 31, 2009 as the measurement date for calculating the potential payments and fair value of vesting equity awards in the following table.

			Cash		Options	Stock
		Severance	Incentives	Benefits	Awards	Awards
Name	Event	($)(1)	($)	($)(2)	($)(3)	($)(3)
Johann Dreyer	Termination w/o cause or by executive w/ good reason	$415,000	$267,209	$13,508	$17,500	$1,195,333
	Change in Control (“CIC”)	—	—	—	6,936	424,677
	Termination w/in two years after CIC w/out cause or by executive w/ good reason	415,000	267,209	13,508	17,500	1,630,000
	Death	—	—	—	17,500	1,630,000
Paul Parrish	Termination w/o cause	300,000	122,884	13,824	—	—
	Change in Control (“CIC”)	—	—	—	—	—
	Termination w/in two years after CIC w/out cause	300,000	122,884	13,824	—	934,094
	Death	—	—	—	—	—
Jan Kruger	Termination w/o cause or by executive w/ good reason	325,000	132,890	113,824	—	—
	Change in Control (“CIC”)	—	—	—	—	—
	Termination w/in two years after CIC w/out cause or by executive w/ good reason	325,000	132,890	113,824	5,250	423,800
	Death	—	—	—	5,250	423,800
Pierre Naude	Termination w/o cause or by executive w/ good reason	250,000	—	13,639	—	—
	Change in Control (“CIC”)	—	—	—	—	—
	Termination w/in two years after CIC w/out cause or by executive w/ good reason	250,000	—	13,639	3,150	293,400
	Death	—	—	—	3,150	293,400
Francois van Schoor	Termination w/o cause or by executive w/ good reason	250,000	—	13,824	—	—
	Change in Control (“CIC”)	—	—	—	—	—
	Termination w/in two years after CIC w/out cause or by executive w/ good reason	250,000	—	13,824	4,200	312,960
	Death	—	—	—	4,200	312,960

(1)	Based on each NEO’s salary as of December 31, 2009.

(2)	Amounts in this column reflect payments for the estimated reimbursement of COBRA premiums over the severance period except for Mr. Kruger, which also includes $100,000 of expense reimbursement for relocating outside of the United States if he is terminated without cause and is required to leave the United States as a result of such termination.

(3)	Amounts in these columns include the value, at December 31, 2009, of the accelerated vesting of unvested restricted stock and stock options based on their settlement as of December 31, 2009 at a stock price of $6.52, the closing price of our common stock on such date. Certain stock options that would potentially vest had a settlement value of $0 as the exercise price was greater than the potential settlement price of $6.52 on December 31, 2009.
Separation and Consulting Agreement with Mr. Dexter
     The employment of Mr. Dexter terminated effective August 12, 2009. In connection with the termination, the Company and Mr. Dexter entered into a letter agreement dated August 27, 2009 (the “Separation and Consulting Agreement”). Under the terms of the Separation and Consulting Agreement, the Company agreed to:
(i)	pay Mr. Dexter (1) the unpaid portion of his fiscal year 2009 bonus pro-rated for the portion of the year during which he was employed by S1, and (2) his accrued but unused vacation; and

(ii)	reimburse Mr. Dexter’s COBRA premiums under S1’s major medical group health plan on a monthly basis for the next nine (9) months upon the submission of paid receipts.
     Additionally, pursuant to the Separation and Consulting Agreement, Mr. Dexter agreed to serve as a consultant to the Company until May 15, 2010 (or such shorter amount of time as determined by the Company) in exchange for a consulting fee of $138,750, subject to applicable withholdings. The Separation and Consulting Agreement also includes a general release of claims and a provision relating to the non-solicitation of employees.
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2009, the Compensation Committee of the Board of Directors was composed of Mr. Ivester, who is the Chairman, and Messrs. Owens, Terino and Johnson. No member of the Compensation Committee was at any time an officer or employee of the Company or any subsidiary of the Company, nor did any member of the Compensation Committee serve on another board of any other entity with any officer during fiscal year 2009. No member of the Compensation Committee had any relationship during fiscal year 2009 that would require disclosure under Item 404 of Regulation S-K. There are no interlock relationships as defined in applicable SEC rules.

Security Ownership of Certain Beneficial Owners and Management
Stock Owned by Management and Directors
     The following table presents information known to us regarding the beneficial ownership of our common stock as of March 31, 2010 by each of our directors and NEOs and by all of our directors, NEOs and other executive officers as a group. At March 31, 2010, the applicable percentages were based on 51,753,494 shares of our common stock outstanding adjusted for restricted stock and stock options as required by rules promulgated by the SEC. All information as to beneficial ownership has been provided to us by the directors, NEOs and other executive officers, and unless otherwise indicated, each of the directors, NEOs and other executive officers has sole voting and investment power over all of the shares they beneficially own. The address of each director and NEO is c/o S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092.

	Number	Restricted Stock	Beneficial	Percent of
	of Shares	and Right to	Ownership	Common Stock
Name	Owned (1)	Acquire (2)	Total (3)	Outstanding

Directors
John W. Spiegel	43,180 (4)	112,500	155,680	*
Ram Gupta	13,500	57,500	71,000	*
M. Douglas Ivester	213,500	177,500	391,000	*
Thomas P. Johnson, Jr.	43,500	57,500	101,000	*
Gregory J. Owens	13,500	122,500	136,000	*
Edward Terino	18,000	42,500	60,500	*

Named Executive Officers
Johann Dreyer	49,423	1,175,189	1,224,612	2.3%
Paul M. Parrish	23,127	107,450	130,577	*
Jan Kruger	11,256	223,279	234,535	*
Pierre Naude	6,232	213,414	219,646	*
Francois van Shoor	10,526	168,377	178,903	*

Former Executive Officer
Stephen M. Dexter (5)	—	—	—

All directors and executive officers as a group (12 persons)	452,028	2,724,502	3,176,530	5.8%

*	Less than one percent

(1)	Excludes shares that may be acquired through the exercise of stock options and the vesting of restricted stock after March 31, 2010.

(2)	Represents shares of common stock that can be acquired upon the exercise of stock options within 60 days from March 31, 2010 and all unvested restricted stock as of March 31, 2010. The holders of unvested shares of restricted stock have sole voting power, but not investment power, with respect to such shares.

(3)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2010. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(4)	Includes 14,840 shares held in a revocable trust which Mr. Spiegel has shared voting and investment powers with his wife and 200 shares owned directly by Mr. Spiegel’s wife, over which he has shared voting and investment power.

(5)	Mr. Dexter’s employment with the Company terminated in August 2009.

Principal Stockholders
     The following table presents information regarding the beneficial ownership of our common stock as of March 31, 2010 by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock. At March 31, 2010, the applicable percentages were based on 51,753,494 shares of our common stock outstanding excluding restricted stock.

	Number of Common		Percent of
	Shares and Nature of		Common Stock
Name and Address of Beneficial Owner	Beneficial Ownership (1)		Outstanding

Wellington Management Company, LLP	4,343,500	(2)	8.4%
75 State Street
Boston, MA 02109
BlackRock, Inc	3,128,174	(3)	6.0%
40 East 52nd Street
New York, NY
Cramer Rosenthal McGlynn, LLC	3,036,500	(4)	5.9%
520 Madison Ave
New York, NY 10022

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if that person has or shares voting power or investment power over the security, or has the right to acquire beneficial ownership at any time within 60 days from March 31, 2010. For this table, voting power includes the power to vote or direct the voting of shares and investment power includes the power to dispose or direct the disposition of shares.

(2)	According to Schedule 13G/A filed with the SEC on February 12, 2010, Wellington Management Company, LLP in its capacity as investment adviser, reported that it has shared voting power of 2,146,600 shares and shared dispositive power of 4,343,500 shares which are held of record by its clients.

(3)	According to Schedule 13G filed with the SEC on January 29, 2010, Blackrock, Inc. reported that it has sole voting power and sole dispositive power of 3,128,174 shares.

(4)	According to Schedule 13G filed with the SEC on February 10, 2010, Cramer Rosenthal McGlynn LLC, Inc. in its capacity as investment adviser, reported that it has sole voting power of 2,941,600 shares and sole dispositive power of 3,036,500 shares.
Transactions with Management and Related Parties
     As of December 31, 2009 we owned approximately 14% of Yodlee, Inc. Ram Gupta, who serves as one of our directors, also serves as a member of Yodlee’s Board of Directors as the Company’s representative on the Yodlee Board. Further details are discussed in Notes 1 and 12 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
Review and Approval of Related Party Transactions
     We recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than our best interests and the best interests of our stockholders. Our Code of Ethics, which is available in the Investor Relations section of our website, www.s1.com, provides that directors and employees must avoid potential or actual conflicts of interest, as well as even the appearance of such a conflict, and requires internal reporting of any potential conflict of interest, including potential related party transactions. Any potential related party transaction must be reported to our Chief Legal Officer and Internal Auditor and may be consummated or may continue only if the transaction is on terms comparable to those that could be obtained in arms-length dealings with an unrelated third party. In addition, the Company requires each of its directors and executive officers on an annual basis to complete a directors’ and officers’ questionnaire that elicits information about related party transactions (which include transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest). The Company annually reviews all transactions and relationships disclosed in the directors’ and officers’ questionnaires to determine if a reportable related party transaction exists and should be disclosed in our Annual Report on Form 10-K. In addition, the Company’s management reports potential and reported related party transactions to the Board of Directors for its review and consideration. A director may not participate in the approval or ratification of any transaction in which he is a related party, but must provide the Board of Directors with all material information concerning the transaction.
Report of the Audit Committee and Public Accounting Fees
Report of the Audit Committee
     Our Audit Committee is comprised of three directors, Mr. Terino (Chairman), Mr. Ivester, and Mr. Johnson. As of the date of this proxy statement, each of the Committee members is an “independent director” under the NASDAQ Stock Market rules. The Committee’s responsibilities are described in a written charter, available in the Investor Relations section of our website at www.s1.com, that was adopted by our Board of Directors.
     Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. An independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, and discusses with us their independence and any other matters they are required to discuss with us or that they believe should be raised with us. Our Audit Committee oversees these processes, although they rely on the information provided to them and on the representations made by management and the independent registered public accounting firm.
     The Audit Committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2009 with our management. The Committee discussed with the Company’s independent auditors, PricewaterhouseCoopers LLP (“PwC”), the matters required to be discussed by Statement on Accounting Standards No. 61 as amended (AICPA, Professional Standards, Vol.1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Committee received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed with PwC the independence of PwC. Based on the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors the inclusion of our audited financial statements for the year ended December 31, 2009 in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Audit Committee
Edward Terino (Chairman)
M. Douglas Ivester
Thomas P. Johnson, Jr.

PROPOSAL 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The Company has selected PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the books of the Company and its subsidiaries for the fiscal year ending December 31, 2010, to report on the consolidated statement of financial position and related statement of earnings of the Company and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. If there is a quorum at the Annual Meeting, the appointment of PwC as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010 will be ratified if the votes cast favoring the action exceed the votes cast opposing the action. If the stockholders do not ratify the selection of PwC, the Company will consider a change in auditors for 2011.
     PwC has advised the Company that they are independent accountants with respect to the Company, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR
THE RATIFICATION OF OUR APPOINTMENT OF PWC AS OUR THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010
Public Accounting Fees
     In considering the nature of the services provided by PwC, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and our management to determine that they are permitted under the rules and regulations concerning auditor independence implemented pursuant to the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants. The following table sets forth approximate aggregate fees billed to us for fiscal years 2009 and 2008 by PwC:

	For the Fiscal Year Ended
	December 31,
	2009	2008

Audit Fees (1)	$1,378,000	$1,571,500
Audit-Related Fees (2)	—	45,770
Tax Fees (3)	278,800	140,900
Other Fees (4)	—	2,580

Total Fees	$1,656,800	$1,760,750

(1)	Audit Fees billed by PwC consisted of work for the audit of our annual financial statements, reviews of the financial statements included in our quarterly reports on Form 10-Q, and services provided for statutory and regulatory filings.

(2)	Audit-Related Fees billed by PwC related to advice for liquidations, regulatory reviews, and reviews for our foreign operations.

(3)	Tax Fees billed by PwC for professional services related to tax compliance, review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatments for certain expenses, extra-territorial income analysis, and transfer pricing documentation for compliance.

(4)	Other Fees billed by PwC were for a software application.

Pre-Approved Policy for Independent Registered Public Accounting Firm
     The services performed by the independent registered public accounting firm in 2009 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee in October 2002. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditor may perform. The policy requires that, prior to the beginning of each fiscal year, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories in the following fiscal year be presented to the Audit Committee for approval.
     Services provided by the independent registered public accounting firm during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee. Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.
     In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Obtaining an estimated range of fees for a service in advance facilitates appropriate oversight and control of the independent auditor relationship, while permitting us to receive immediate assistance from the independent auditor when time is of the essence. On a quarterly basis, the Audit Committee generally reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.
     The pre-approval policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:
•	The service is not an audit, review or other attest service;

•	The aggregate amount of all such services provided under this provision does not exceed the amount of $20,000 in a given fiscal year;

•	Such services were not recognized at the time of the engagement to be non-audit services;

•	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

•	The service and fee are specifically disclosed in the Proxy Statement as meeting the de minimis requirements.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership of our equity securities and to file subsequent reports when there are changes in their ownership. Based on a review of reports submitted to us, we believe that during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to our directors, officers and more than 10% owners were complied with on a timely basis.
No Incorporation by Reference
     In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.”

Annual Report on Form 10-K and Additional Materials
     S1 filed its Annual Report on Form 10-K for the year ended December 31, 2009 with the SEC on March 5, 2010 (the “Annual Report”). The Notice of Annual Meeting, this proxy statement, our Annual Report, and certain other information required to be furnished to stockholders pursuant to SEC Rule 14a-3 have been made available to all stockholders entitled to vote at the Annual Meeting and who received the Notice of Internet Availability of Proxy Materials.
     Stockholders may obtain, free of charge, a copy of the Form 10-K by writing to Greg Orenstein, Corporate Secretary, S1 Corporation, 705 Westech Drive, Norcross, Georgia 30092 or by visiting our corporate website at www.s1.com under the Investor Relations section.
Deadline for Submission of Stockholder Proposals for Inclusion in the Proxy Statement for Next Year’s
Annual Meeting
     Any proposal which an S1 stockholder wishes to have included in our proxy statement and form of proxy for our 2011 Annual Meeting of Stockholders under Rule 14a-8 of the SEC must be received by our Secretary at 705 Westech Drive, Norcross, Georgia 30092 by December 14, 2010.
Deadline for Submission of Other Proposals for Presentation at Next Year’s Annual Meeting
     Any other proposal for consideration by stockholders at our 2011 Annual Meeting of Stockholders must be delivered to or mailed to and received at our principal executive offices not less than 90 days and not more than 120 days prior to May 24, 2011 (the anniversary date of the 2010 Annual Meeting of Stockholders); provided, however, that in the event that (i) the date of the 2011 Annual Meeting is more than 60 days prior to or more than 60 days after May 24, 2011, and (ii) less than 60 days notice or prior public disclosure of the date of the 2011 Annual Meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2011 Annual Meeting is mailed or such public disclosure is made. Proposals should be addressed to our Corporate Secretary at 705 Westech Drive, Norcross, Georgia 30092, and include the information set forth in our bylaws, which are on file with the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and form of proxy for the 2011 Annual Meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time.
Other Matters
     As of the date of this proxy statement, the Board of Directors does not know of any other matters to be presented for action by the stockholders at the Annual Meeting. If any other matters not now known properly come before the Annual Meeting, the persons named in the accompanying proxy will vote your proxy in accordance with the determination of our Board of Directors.

By order of the Board of Directors,

JOHN W. SPIEGEL
Chairman of the Board

Norcross, Georgia
April 9, 2010

S1 CORPORATION 705 WESTECH DRIVE NORCROSS, GA 30092 VOTE BY INTERNET — www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by S1 Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M23940-P93647 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY S1 CORPORATION For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends that you number(s) of the nominee(s) on the line below. vote FOR the following: 0 0 01. Election of Directors Nominees: 01) Johann Dreyer 02) M. Douglas Ivester 03) Edward Terino For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. To ratify our independent registered public accounting firm (PricewaterhouseCoopers LLP) for 2010. 0 0 0 NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, the person named in this proxy will vote in accordance with the determination of the Board of Directors of S1 Corporation. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. M23941-P93647 S1 CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 24, 2010 The stockholder(s) hereby appoint(s) Greg Orenstein and Paul Parrish, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of S1 Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 a.m., Eastern Time on May 24, 2010, at the Marriott Hotel located at 475 Technology Parkway, Norcross, GA 30092 and any adjournment or postponement thereof. The stockholder(s) hereby revoke(s) any proxy or proxies for the Annual Meeting that were given before this proxy. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). UNLESS CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD OF DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010, AND IN ACCORDANCE WITH THE DETERMINATION OF OUR BOARD OF DIRECTORS AS TO ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. The stockholder(s) may revoke this proxy at any time before it is voted by delivering either a written notice of revocation for a proxy card that was previously submitted or a properly executed proxy card bearing a later date to Greg Orenstein, our Corporate Secretary, by revoking by telephone or on the Internet, or by attending the Annual Meeting and voting in person. Continued and to be signed on reverse side